UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/06/2005

Wells Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-51262

MD	20-0068852
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 6, 2005, a wholly-owned subsidiary (the "Borrower") of Wells Real Estate Investment Trust II, Inc. (the "Registrant") entered into a $105.0 million promissory note (the "Note") with Citigroup Global Markets Realty Corp. (the "Lender"). In consideration for the Note, another affiliate of the Registrant (the "Mortgagor") executed a guaranty (the "Guaranty") of the Borrower's obligations under the Note in favor of the Lender. To secure the obligations of the Mortgagor under the Guaranty, the Mortgagor granted to the Lender a security interest in the Mortgagor's right, title and interest in and to a 28-story office building containing approximately 656,000 rentable square feet located in Baltimore, Maryland (the "100 East Pratt Building"). In addition to the Guaranty executed by the Mortgagor, the Registrant executed a non-recourse carve-out guaranty in favor of the Lender. The Note matures on June 11, 2017 (the "Scheduled Maturity Date"); provided, however, that the Lender has the right at its option ("ARD Option") to cause the entire outstanding principal amount under the Note, together with all accrued but unpaid interest, to be due on September 11, 2015 (the "Anticipated Repayment Date"). The per annum interest rate for the period from September 6, 2005 through September 10, 2015 is 5.0775% (the "Initial Interest Rate"). From September 11, 2015 through the Scheduled Maturity Date, the annual interest rate shall be equal to the greater of (i) the Initial Interest Rate plus two percent, or (ii) the Treasury Rate plus two percent.

Prior to the Anticipated Repayment Date, the Borrower will pay interest only on the Note in monthly installments of approximately $0.4 million. From and after the Anticipated Repayment Date, the Borrower will pay to the Lender, in addition to the monthly installments of interest due and payable under the Note, all excess cash flow from the 100 East Pratt Building to be applied to the outstanding principal amount under the Note. The Borrower may prepay the Note in full any time after July 11, 2015 without incurring a prepayment fee. If a prepayment is tendered prior to July 11, 2015, the Borrower must pay a prepayment fee in an amount equal to the sum of (i) the interest which would have accrued on the outstanding principal amount under the Note for the period from and including the prepayment date to, but excluding, the eleventh day of the calendar month following the prepayment date, plus, (ii) if the prepayment date occurs prior to the Anticipated Repayment Date, an amount equal to the greater of (a) one percent of the outstanding principal amount under the Note on the prepayment date, or (b) an amount equal to the Present Value Yield Differential. The Present Value Yield Differential is defined as the excess, if any, of (i) the amount of the monthly interest which would otherwise be payable on the outstanding principal balance under the Note from (A) the date (the "Yield Determination Date") which is the eleventh day of the calendar month following the prepayment date through and including (B) the Anticipated Repayment Date, over (ii) the amount of the monthly interest Lender would earn if an amount equal to the outstanding principal balance under the Note as of the prepayment date was invested for the period from the Yield Determination Date through the Anticipate Repayment Date at the Yield Rate. The Yield Rate shall be the monthly equivalent yield on securities issued by the United States Treasury having a maturity corresponding to that of the Note.

The Loan Agreement executed by the Borrower, Mortgagor and Lender in connection with the Note provides that the occurrence of any of the following will constitute an event of default by the Borrower: (a) the Borrower fails to make any required payment of interest on or before the date on which it is due and payable, (b) the Borrower fails to make any scheduled deposits into the reserve accounts when due and payable, (c) the Borrower fails to pay the outstanding principal balance of the Note, together with all accrued and unpaid interest, on the Scheduled Maturity Date, or, if the ARD Option is exercised by the Lender, the Anticipated Repayment Date. If an event of default exists, the Lender may, at its option, declare the outstanding principal balance of the Note, together with all accrued and unpaid interest, and all costs of collection and any applicable prepayment fee noted above, immediately due and payable.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: September 09, 2005.	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President